UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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Waters Corporation
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 4, 2014

Dear Stockholder:

On behalf of the Board of Directors of Waters Corporation (“Waters” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 15, 2014 at 11:00 a.m., local time.

The notice of Meeting, the Proxy Statement and proxy card from Waters are enclosed. You may also read the notice of Meeting, the Proxy Statement and the Waters Annual Report (“Annual Report”) on the Internet at http://www.proxydocs.com/wat.

Waters has adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On April 4, 2014, we mailed to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote by Internet. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

The matters scheduled to be considered at the Meeting are (i) to elect directors to serve for the ensuing year and until their successors are elected, (ii) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, (iii) to approve, by non-binding vote, executive compensation, (iv) to approve the Company’s Management Incentive Plan and, (v) to consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof. These matters are more fully explained in the Proxy Statement that you are encouraged to read in its entirety.

The Company’s Board of Directors values and encourages stockholder participation at the Meeting. It is important that your shares be represented, whether or not you plan to attend the Meeting. Please take a moment to vote on the Internet, by telephone, or if you receive a paper copy of the Proxy Statement and Annual Report, sign, date and return your proxy card in the envelope provided even if you plan to attend the Meeting.

We hope you will be able to attend the Meeting.

Sincerely,

Douglas A. Berthiaume

Chairman, President and

Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Waters Corporation (“Waters” or the “Company”) will be held at Waters Corporation, 34 Maple Street, Milford, Massachusetts 01757 on May 15, 2014 at 11:00 a.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, by non-binding vote, executive compensation;

4.	To approve the Company’s Management Incentive Plan; and,

5.	To consider and act upon any other matters which may properly come before the Meeting or any adjournment thereof.

In accordance with the provisions of the Company’s bylaws, the Company’s Board of Directors has fixed the close of business on March 21, 2014 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Meeting.

The Proxy Statement and Annual Report and the means to vote by Internet are available at http://www.proxydocs.com/wat.

By order of the Board of Directors

Mark T. Beaudouin

Vice President

General Counsel and Secretary

Milford, Massachusetts

April 4, 2014

ELECTRONIC DELIVERY OF WATERS STOCKHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, Waters is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On April 4, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or in person at the Meeting.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Statement and Annual Report are available at http://www.proxydocs.com/wat.

Whether or not you expect to attend the Meeting in person, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the Meeting if you want to do so, as your vote by proxy is revocable at your option.

VOTING

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Meeting in person. Stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice, or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage- paid envelope.
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Proxy Statement and Annual Report at http://www.proxydocs.com/wat.

WATERS CORPORATION

34 Maple Street

Milford, Massachusetts 01757

PROXY STATEMENT

Annual Meeting of Stockholders

May 15, 2014, 11:00 a.m.

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Waters Corporation (“Waters” or the “Company”), in connection with the Board’s solicitation of proxies (each a “Proxy” and, collectively, “Proxies”), for use at the 2014 Annual Meeting of Stockholders (the “Meeting”) to be held on May 15, 2014 at 11:00 a.m., local time, at the Company’s headquarters located at 34 Maple Street, Milford, Massachusetts 01757. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with stockholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to do a broker solicitation for a fee of $7,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

VOTING MATTERS

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share, entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if a stockholder is present in person, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each stockholder’s vote is very important. Whether or not you plan to attend the Meeting in person, please vote over the Internet, by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting. The Proxy will be voted at the Meeting if the signer of the Proxy was a stockholder of record on March 21, 2014 (the “Record Date”).

Any stockholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting by ballot at the Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 before the Meeting begins.

Representatives of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, are expected to be present at the Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

As of the Record Date, there were 84,763,662 shares of common stock outstanding and entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote. This Proxy Statement and form of Proxy is first being made available to the stockholders of record on or about April 4, 2014. A list of the stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for ten days prior to the Meeting at the Company’s headquarters for proper purposes relating to the Meeting.

MATTERS TO BE ACTED UPON

PROPOSAL 1.    ELECTION OF DIRECTORS

Nine members of the Board (the “Directors”) are to be elected at the Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for the nominees set forth below unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

The following information pertains to the nominees, their ages, principal occupations and other public directorships for at least the last five years, and information regarding their specific experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a Director of the Company in light of the Company’s business and structure.

Douglas A. Berthiaume, 65, has served as Chairman of the Board since February 1996 and has served as President, Chief Executive Officer and a Director of the Company since August 1994 (except from January 2002 to March 2003, during which time he did not serve as President). From 1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of the Company, which was purchased in 1994. Mr. Berthiaume is the Chairman of the Children’s Hospital Trust Board, and a trustee of the Children’s Hospital Medical Center and The University of Massachusetts Amherst Foundation. Through more than 25 years direct work experience at Waters and its predecessor company, Millipore, and as a Director of Genzyme Corporation, Mr. Berthiaume brings to the Waters Board significant experience in both the business and technical issues facing life science/biotechnology companies.

Joshua Bekenstein, 55, has served as a Director of the Company since August 1994. Mr. Bekenstein is a Managing Director of Bain Capital, LLC, where he has worked since its inception in 1984. Mr. Bekenstein is a Director of Bombardier Recreational Products, Inc., Toys’R’Us, Bright Horizons Family Solutions, Inc., Dollarama, Michaels Stores, Inc., Burlington Coat Factory Warehouse Corporation and Gymboree. Mr. Bekenstein’s many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors makes him highly qualified to serve on the Waters Board.

Michael J. Berendt, Ph.D., 65, has served as a Director of the Company since March 1998. Dr. Berendt is the Chief Executive Officer and a Director of Bioniche Lifesciences Inc., a position he assumed in November 2013. From July 2011 to November 2013, Dr. Berendt was a Life Sciences Consultant. From March 2006 to July 2011, Dr. Berendt served as the President and Chief Executive Officer of Aegera Therapeutics Inc. From August 2004 to December 2005, Dr. Berendt served as Managing Director of Research Corporation Technologies. From November 2000 to August 2004, Dr. Berendt served as Managing Director of AEA Investors. Dr. Berendt also worked for 18 years, from 1982 to 2000, in the pharmaceutical industry where he served in a number of senior management positions including Senior Vice President of Research for the Pharmaceutical Division of Bayer Corporation, and a Group Director of Drug Discovery at Pfizer, Inc. Dr. Berendt has served as a director of Onyx Pharmaceuticals, Myriad Genetics, Inc., Catalyst Biosciences and Northstar Neuroscience. Dr. Berendt’s experience in the pharmaceutical industry both from a management and a scientific perspective provides unique technical insight to the Waters Board.

Edward Conard, 57, has served as a Director of the Company since August 1994. Mr. Conard is an independent director and investor. He was a Managing Director of Bain Capital, LLC from March 1993 to December 2007. Mr. Conard was previously a Director of Wasserstein Perella and Company, an investment banking firm that specializes in mergers and acquisitions, and a Vice President of Bain & Company heading up the firm’s operations practice area. Mr. Conard is also a Director of Unisource Worldwide, Inc. His years of experience as a director and a managing director of two large investment firms affords the Waters Board the benefit of Mr. Conard’s considerable financial, accounting and business strategy skills.

Laurie H. Glimcher, M.D., 62, has served as a Director of the Company since January 1998. Dr. Glimcher is the Stephen and Suzanne Weiss Dean of the Weill Cornell Medical College and Provost for Medical Affairs of Cornell University. From 1991 through 2011, Dr. Glimcher served as the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School.

Dr. Glimcher is a Director of Bristol-Myers Squibb Company. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences. As a physician, scientist and professor, Dr. Glimcher brings a diversity of technical skills and experience to the Waters Board.

Christopher A. Kuebler, 60, has served as a Director of the Company since May 2006. Mr. Kuebler is an independent director and investor. He served as Chairman and CEO of Covance Inc., and its predecessor companies from November 1994 to December 2004 and as Chairman during 2005. Prior to joining Covance Inc., Mr. Kuebler spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb Inc. and Monsanto Health Care. Mr. Kuebler is a Director of Nektar Therapeutics. With 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance Inc., Mr. Kuebler brings an experienced management perspective to the Waters Board.

William J. Miller, 68, has served as a Director of the Company since January 1998. Mr. Miller is an independent director and investor. From April 1996 to November 1999, Mr. Miller served as Chief Executive Officer and Chairman of the Board of Directors of Avid Corporation, where from September 1996 to January 1999 he served as President. From March 1992 to September 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation. From May 1992 to September 1995, Mr. Miller served as a member of the Board of Directors of Quantum Corporation and from September 1993 to August 1995, he served as Chairman of its Board of Directors. From 1981 to March 1992, he served in various positions at Control Data Corporation, most recently as Executive Vice President and President, Information Services. Mr. Miller served as a Director of Viewsonic Corporation from January 2004 to April 2008 and Overland Storage, Inc. from June 2006 to September 2009. Mr. Miller is a Director of Nvidia Corporation, Digimarc Corporation, and Glu Mobile Inc. Mr. Miller’s extensive experience as a former chief executive officer, director, and investor brings both management and stockholder perspectives to the Waters Board.

JoAnn A. Reed, 58, has served as a Director of the Company since May 2006. Ms. Reed is a health care services consultant. From April 2008 to April 2009, she was an advisor to the Chief Executive Officer of Medco Health Solutions. From 2002 to March 2008, Ms. Reed served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions. From 1992 to 2002, she served as Senior Vice President, Finance of Medco Health Solutions. She joined Medco Containment Services, Inc. in 1988. Her prior experience includes employment with CBS, Inc., Aetna/American Re-insurance Co., Standard and Poor’s, and Unisys/Timeplex. Ms. Reed is a director of American Tower, Mallinckrodt PLC and Health Management Associates and a trustee of St. Mary’s College of Notre Dame. Ms. Reed’s extensive experience as a senior financial executive provides the Waters Board with significant accounting, finance and health care industry expertise.

Thomas P. Salice, 54, has served as a Director of the Company since July 1994. Mr. Salice is a co-founder and managing member of SFW Capital Partners, LLC, a private equity firm. He has served as a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice is a Director of Mettler-Toledo International, Inc., and the privately held companies Agknowledge Holdings Company, Inc., Industrial Dynamics Holdings, Inc., MD Buyline, Inc. and Spectro Inc. With more than 20 years of experience in the private equity business, Mr. Salice brings to the Waters Board in-depth experience in strategic planning, finance, capital structure and mergers and acquisitions.

Required Vote and Recommendation of the Board of Directors

With respect to the election of Directors of the Company, a nominee for director shall be elected to the Board by a majority vote (i.e. the votes cast for such nominee exceed the votes cast against such nominee), except that Directors will be elected by plurality vote at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) will be counted as present for the purpose of determining whether a quorum is present but will not be treated as shares cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PWC”), an independent registered public accounting firm, to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2014. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the stockholders for ratification at the Meeting.

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present at the Meeting in person or represented by Proxy and entitled to vote on the matter is required to approve the proposal. Abstentions will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal. Ratification by stockholders is not required. If this Proposal 2 is not approved by the stockholders, the Audit Committee does not intend to change the appointment for fiscal year 2014, but will consider the stockholder vote in selecting an independent registered public accounting firm for fiscal year 2015.

Fees

The aggregate fees for the fiscal years ended December 31, 2013 and December 31, 2012 billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2013	2012
Audit Fees	$3,633,502	$3,441,262
Audit-Related Fees	34,250	31,670
Tax Related Fees
Tax Compliance	456,150	326,600
Tax Planning	287,600	429,500

Total Tax Related Fees	743,750	756,100
All Other Fees	-0-	-0-

Total	$4,411,502	$4,229,032

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. These services include statutory audits, employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees”, “Audit-Related Fees,” “Tax Related Fees” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3.	NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the stockholders of Waters are entitled to cast an advisory vote at the Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote is an advisory vote only and is not binding on Waters or its Board.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns.

•	Our compensation policies and decisions are focused on pay-for-performance.

•	Annual performance targets represent challenging operational and financial goals.

•	Named executive officers have had an annual performance target of 15% non-GAAP earnings per diluted share (“E.P.S.”) growth for 2013 and the prior seventeen years.

•

Target non-GAAP E.P.S. performance of 15% growth has been achieved in twelve of the past eighteen years and Waters has delivered an annual compounded non-GAAP E.P.S. growth rate of 15% over the past ten years.

•	In 2013, neither the target of 15% non-GAAP E.P.S growth nor the threshold of 7% non-GAAP E.P.S. growth were met resulting in no annual bonus payments to named executive officers for 2013.

A description of GAAP to non-GAAP items can be found below the caption, Compensation of Directors and Executive Officers, Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s web-site at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757.

Waters also has several compensation governance programs in place as described in the Compensation Discussion and Analysis to manage compensation risk and align Waters’ executive compensation with long-term stockholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant;

•	a compensation recoupment policy; and

•	a balanced program that does not include perquisites and guaranteed payments as a significant source of compensation

We are requesting your non-binding vote on the following resolution: “Resolved, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, in the Summary Compensation Table and subsequent tables, is approved.”

Required Vote and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of Waters common stock present or represented by Proxy and voting at the Meeting, is required for approval, on an advisory basis, of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Abstentions will have the effect of a vote “against” this proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

PROPOSAL 4.	APPROVE THE COMPANY’S MANAGEMENT INCENTIVE PLAN

We are requesting that the stockholders vote in favor of approving the Company’s Management Incentive Plan (the “MIP”) which was adopted by the Compensation Committee on March 4, 2014 and approved by the Board on March 4, 2014. A copy of the MIP is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. We encourage you to read the MIP in its entirety. By voting in favor of this proposal, you will be voting to approve the material terms of the MIP for purposes of qualifying awards thereunder as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

The purposes of the MIP are to (i) align the interests of eligible employees with the Company’s stockholders, (ii) motivate eligible employees to achieve annual financial and operating targets, (iii) provide increasing levels of incentive plan payout opportunity consistent with increasing levels of annual financial performance, (iv) enhance individual accountability for goal achievement and align employee interests and objectives worldwide, and (v) attract and retain key employees.

The MIP may be administered by the Compensation Committee of the Board or by the Board directly. The Compensation Committee has the discretion, subject to the provisions of the MIP, to make or to select the manner of making all determinations with respect to the MIP. Further, the Compensation Committee has complete authority to interpret the MIP, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the MIP.

Executive officers and employees of the Company and its affiliates are eligible to participate in the MIP, subject to designation by the Compensation Committee. Five executive officers and 600 employees are currently eligible to participate in the MIP. MIP participants will be eligible to receive awards as determined by the Compensation Committee in its sole discretion, and will receive payments pursuant to awards based upon the degree of achievement of performance goals.

Amounts which would be payable in the future under the MIP cannot be determined because they are contingent upon the attainment of pre-established performance goals, the outcome of which is substantially uncertain at the time the performance goals are established. Similarly, as the performance goals established by the Compensation Committee pursuant to the MIP are applicable only to a specific year, the amount that would have been paid in the prior fiscal year to eligible participants in the MIP is not determinable.

Qualified performance-based awards are awards which include performance criteria intended to satisfy Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation to certain specified senior executives to $1 million, but excludes from that limit “performance-based compensation.” Accordingly, qualified performance-based awards will be subject to satisfaction of one of the following criteria (the “Performance Criteria”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured quarterly, semiannually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: cash flow (before or after dividends); earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization); stock price; return on equity; stockholder return or total stockholder return; return on capital (including without limitation return on total capital or return on invested capital); return on investment; return on assets or net assets; market capitalization; economic value added; debt leverage (debt to capital); revenue; sales or net sales; backlog; income, pre-tax income or net income; operating income or pre-tax profit; operating profit, net operating profit or economic profit; gross margin, operating margin or profit margin; return on operating revenue or return on operating assets; cash from operations; operating ratio; operating revenue; market share improvement; general and administrative expenses; or customer service.

No payment or other amount will be available to a recipient of a qualified performance-based award except upon the Compensation Committee’s determination that a particular goal or goals established by the Compensation Committee for the criteria (from among those specified above) selected by the Compensation Committee have been satisfied. The maximum qualified performance-based award payment to any one participant for a performance period is $7,500,000.

Generally, if a participant’s employment with the Company or any affiliate is terminated for any reason prior to the last day of a performance period, then the participant will forfeit the award and will not become entitled to any payment thereunder. If, however, a participant’s employment is terminated during the performance period due to death, disability or retirement, then the Committee may, in its sole discretion and only to the extent permitted by the terms of the MIP, authorize the Company to make payment, in full or on a prorated basis, pursuant to an award.

In the event of any corporate action (including but not limited to a merger or consolidation of the Company with or into another entity, a sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, a liquidation or dissolution of the Company, a reorganization, a recapitalization, a reclassification, a stock dividend, a stock split, a reverse stock split, or other similar distribution), the Compensation Committee may make such adjustment of outstanding awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. In addition, the Compensation Committee may make adjustments in the terms and conditions of, and the Performance Criteria included in awards in recognition of unusual or nonrecurring events (including, without limitation, the events described above) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP.

Generally the Board may amend or modify the MIP at any time subject to the rights of holders of outstanding awards on the date of amendment or modification.

The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the MIP. This summary is not comprehensive and is based upon laws and regulations in effect on March 31, 2014. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the MIP. Participants in the MIP should consult their own tax advisors as to the tax consequences of participation.

A participant will generally recognize ordinary income on receipt of payment in satisfaction of an award. In general, whenever a participant is required to recognize ordinary income in connection with an award, the Company will be entitled to a corresponding tax deduction. However, the Company will not be entitled to deductions in connection with awards under the MIP to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from the Company exceeds the $1 million limitation of Section 162(m) of the Code. Compensation which qualifies as “performance-based” is not subject to this limitation, however.

For purposes of the foregoing summary, we assumed that no award under the MIP will be considered “deferred compensation” as that term is defined for purposes of recent federal tax legislation governing non-

qualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then any deferred compensation component of an award under the MIP will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Although the foregoing summarizes the essential features of the MIP, it is qualified in its entirety by reference to the full text of the MIP as attached.

Approval of the proposal to approve the MIP will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Meeting and entitled to vote. Abstentions and Broker Non-Votes will be counted as present for the purpose of determining whether a quorum is present and will be treated as shares present and entitled to vote, but will not be treated as an affirmative vote in favor of the proposal and therefore will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S MANAGEMENT INCENTIVE PLAN

PROPOSAL 5.	OTHER BUSINESS

The Board does not know of any other business to be presented at the Meeting. If any other matters properly come before the Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

DIRECTORS MEETINGS AND BOARD COMMITTEES

Meetings

The Board held seven meetings during the year ended December 31, 2013. The Board has determined that each Director other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Michael J. Berendt (Chair), Dr. Laurie H. Glimcher, and Mr. Thomas P. Salice. The responsibilities of the Nominating and Corporate Governance Committee include the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, give consideration to any candidates suggested by the stockholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Corporate Governance Guidelines for the Company. The charter of the Nominating and Corporate Governance Committee, which sets forth all of the Nominating and Corporate Governance Committee’s functions, is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Nominating and Corporate Governance Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

Audit Committee

The Audit Committee, which currently consists of Mr. Thomas P. Salice (Chair), Mr. Edward Conard, Mr. William J. Miller and Ms. JoAnn A. Reed, oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below. The Board has determined that each of the four members of the Audit Committee – Messrs. Salice, Conard and Miller and Ms. Reed – is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee, which currently consists of Mr. William J. Miller (Chair), Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler and Mr. Thomas P. Salice, approves the compensation of executives of the Company, makes recommendations to the Board with respect to standards for setting compensation levels and administers the Company’s incentive plans. The Compensation Committee’s charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. Each member of the Compensation Committee is independent under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under “Corporate Governance – Board/Director Independence” below.

During fiscal year 2013, each of the Company’s Directors attended in excess of 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board of which such Director was a member. During fiscal year 2013, the Compensation Committee met two times, the Audit Committee met seven times and the Nominating and Corporate Governance Committee met two times. The Company does not have a formal policy, but encourages Director attendance at annual stockholder meetings. All but one Director attended the 2013 annual meeting of stockholders.

CORPORATE GOVERNANCE

Annual Evaluation

During 2013, the Nominating and Corporate Governance Committee of the Board conducted its annual evaluation of the Board and each of its committees. The evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee in November 2013. The Company’s General Counsel received all of the questionnaires, compiled the results and circulated them to the Board and each committee for discussion and analysis during January 2014. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

Related Party Transactions Policy

The Board has adopted a Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers (as defined below) required to be reported in the Company’s Proxy Statement; (b) Director compensation required to be reported in the Company’s Proxy Statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Bristol-Myers Squibb Corporation (of which Dr. Glimcher is a director).

Equity Ownership Guidelines

Increasingly, stockholders of public companies are focusing on the amount of equity ownership by directors and officers of the companies in which they invest. In order to more closely align the interests of the Company’s stockholders with those of management, the Company has minimum stock ownership guidelines for Directors and named executive officers. These guidelines provide for the accumulation by anyone who holds the Chief Executive Officer position of common stock equal to five times his base salary over a three-year period. Additionally, the Company’s named executive officers in 2013, Messrs. Caputo, Ornell and Beaudouin and Ms. Rae, are each required to accumulate common stock equal to two times their base salary over a five-year period. Pursuant to the guidelines, members of the Board are required to accumulate a minimum of 5,000 shares of common stock of the Company over a five year period.

If, after the initial three or five year period of accumulation, as the case may be, any such executive officer shall become non-compliant with the guidelines, he or she shall have a period of twelve (12) months to again come into compliance with the guidelines. If, after such twelve month period, the named executive officer remains non-compliant, then, with respect to any subsequent exercise of a stock option by such executive officer, 50% of such executive’s net after tax profit from such exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these equity ownership guidelines may be considered by the Nominating and Corporate Governance Committee with respect to individual financial situations of current or future executives covered by the guidelines. For purposes of the accumulation of shares of common stock to comply with these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of restricted stock and vested in-the-money stock options, which either were or will be granted by the Company to such executives or Directors, apply toward the satisfaction of the guidelines. The ownership guidelines have been met by all Directors and named executive officers.

Board Leadership Structure

As stated in the Company’s Corporate Governance guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer, but instead makes a particular determination in the context of selecting a chief executive officer. Douglas A. Berthiaume has served as both Chairman of the Board and Chief Executive Officer since 1996.

Since 2004, Thomas P. Salice, an independent director, has served as the Board’s “lead director”. In that capacity, he presides over executive sessions of the non-management Directors of the Board and provides a focal point for and facilitates communication among non-management Directors, Company management and Company stockholders.

The Board believes that, during the tenure of Mr. Berthiaume, combining the offices of Chairman of the Board and Chief Executive Officer has served the Company well, fostering strong and consistent leadership. The lead independent director facilitates an appropriate balance between such leadership and independent and effective oversight of the Company’s affairs.

Majority Voting

The Company’s by-laws provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found under “Proposal 1. Election of Directors” herein.

Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics for employees, executive officers and Directors and a “whistleblower” policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on the Company’s website at http://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

Policy Against Hedging

In 2013, The Board adopted a policy prohibiting Directors, Officers and certain key employees from purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company, not made for the purpose of hedging.

Succession Planning

In August, 2013, the Company announced that Douglas A. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, had decided to retire from the Company before the end of 2015. The Board of Directors of the Company established a Succession Planning Committee (the “Committee”) to guide the process of selecting a successor to Mr. Berthiaume. The Committee is comprised of the Company’s Lead Director, Thomas P. Salice as well as William J. Miller and Christopher A. Kuebler. The Committee has retained an executive search firm to assist in this Succession Planning process.

Board Candidates

With respect to potential candidates to serve on the Board, the Nominating and Corporate Governance Committee considers suggestions from a variety of sources, including stockholders. Any nominations of candidates, together with appropriate biographical information, should be submitted in accordance with the Company’s by-laws to the Company, c/o Secretary, 34 Maple Street, Milford, MA 01757.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. In selecting Directors, the Board seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Corporate Governance Guidelines and summarized below and the applicable listing standards of the New York Stock Exchange. In assessing candidates for Director, the Nominating and Corporate Governance Committee will consider their skills, experience and diversity in the context of the overall composition of the Board.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman/CEO, the Nominating and Corporate Governance Committee or other Board members identify a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by stockholders and/or the retention of a professional search firm, if necessary. An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman/CEO and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

As noted above, the Nominating and Corporate Governance Committee, in assessing candidates for director, considers their skills, experience and diversity in the context of the Board’s overall composition. The Company does not, however, have a specific policy with respect to the consideration of diversity in identifying director nominees.

Board/Director Independence

The Company’s Corporate Governance Guidelines also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of the Company;

•	a current partner or employee of an internal or external auditor of the Company or a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•	an executive officer of a public company that was on the compensation committee of its board;

•

a paid advisor or consultant to the Company receiving in excess of $100,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; and

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance or tax compliance practice.

The Board has determined that each Director, other than Mr. Berthiaume, the Company’s Chairman, President and Chief Executive Officer, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange.

Stockholder and Board Communications

With respect to communications with the Board on general matters, stockholders and interested parties may communicate directly with the lead director or with the non-management Directors as a group by writing to Waters Corporation, c/o Secretary, 34 Maple Street, Milford, Massachusetts 01757. Any such communication should include the name and return address of the stockholder, the specific Director or Directors to whom the contact is addressed and the nature or subject matter of the contact. All communication will be sent directly to the appropriate Board member.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

During 2013, the Audit Committee of the Board, in conjunction with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, focused on the following items:

1.	Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2.	The appropriateness of Company financial reporting and accounting processes;

3.	The independence and performance of the Company’s independent registered public accounting firm;

4.	Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5.	Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Audit & Risk Management in conjunction with the Company’s Chief Financial Officer and its Vice President, Corporate Controller. During 2013, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP regarding the Company’s compliance with Section 404 of the Act. On February 24, 2014, the Company’s Vice President, Audit & Risk Management and PricewaterhouseCoopers LLP reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal controls over financial reporting as of December 31, 2013.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. No such charter amendments were made in 2013. The charter is available on the Company’s website at http://www.waters.com under the caption “Corporate Governance”. A discussion of the Audit Committee’s role in risk oversight can be found under the heading Risk Oversight — Board’s Role in Risk Oversight Generally below.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2013. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the four current members of the Audit Committee — Mr. Salice (Chair), Mr. Conard, Mr. Miller and Ms. Reed — is an “audit committee financial expert” as defined under applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles.

The Audit Committee has adopted the following guidelines regarding the engagement of PricewaterhouseCoopers LLP to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman will report action taken to the Audit Committee at the next Audit Committee meeting.

PricewaterhouseCoopers LLP and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2013 that:

1.	It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2013 with Company management;

2.	It has reviewed and discussed with PricewaterhouseCoopers LLP those matters required to be communicated by PricewaterhouseCoopers LLP to the Audit committee, including under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3.	It has received from PricewaterhouseCoopers LLP written disclosures and a letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence;

4.	It has considered whether, and determined that, the provision of non-audit services to the Company by PricewaterhouseCoopers LLP as set forth below, was compatible with maintaining auditor independence; and

5.	It has reviewed and discussed with PricewaterhouseCoopers LLP its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 24, 2014, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The recommendation was accepted by the Board on the same date.

Mr. Thomas P. Salice	Mr. Edward Conard	Mr. William J. Miller	Ms. JoAnn A. Reed

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Joshua Bekenstein, Mr. Christopher A. Kuebler, Mr. William J. Miller (Chair), and Mr. Thomas P. Salice. During fiscal year 2013, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving as members of the Waters Board or its Compensation Committee and no executive officer of the Company served on the Compensation Committee or Board of Directors of any entity that has one or more executive officers serving on the Waters Board or Compensation Committee.

RISK OVERSIGHT

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report for the year ended December 31, 2013 are the risk factors affecting the Company which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. Additionally, the Company has an Enterprise Risk Management program under the direction of the Director of Treasury and Risk Management and the Vice President, Audit & Risk Management. This program seeks to identify, assess, monitor and report on risks affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the risks affecting the Company and efforts undertaken to mitigate them.

Compensation-Related Risk

The Company conducted a review to determine if any compensation plans and practices would be reasonably likely to have a material adverse effect on the Company. The Company reviewed various components of its compensation plans including the size, scope and design. The Company also reviewed whether the compensation plans promote unnecessary risk taking and the policies in place to mitigate compensation risk. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting and over-weighting of annual incentives. Several features of the Company’s annual incentive plan, the Management Incentive Plan, mitigate compensation-related risk including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and Compensation Committee oversight in determining payouts under the Plan. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy for Management Incentive Plan awards; (2) stock ownership guidelines for named executive officers; (3) a 5 year vesting provision for long-term incentive awards; and (4) independent oversight of compensation programs by the Compensation Committee with input from an independent compensation consultant. Based on this review, the Company does not believe that there are any compensation related risks arising from the Company’s compensation plans that would have a material adverse effect on the Company.

Role of Compensation Consultant, Committee and Management in Decision-Making

The Compensation Committee engaged the services of Pearl Meyer & Partners as its outside independent compensation consultant during fiscal year 2013. Pearl Meyer & Partners participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer & Partners provides services to the Compensation Committee related only to executive officer and director compensation, including defining peer groups, comparing executive officer and director compensation arrangements to the peer groups, and providing market data and advice regarding executive and director compensation plans. The Compensation Committee has the authority to engage and terminate such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners is independent in providing executive compensation consulting services.

The Compensation Committee conducted a specific review of its relationship with Pearl Meyer & Partners in 2013, and determined that Pearl Meyer & Partners’ work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in applicable SEC and New York Stock Exchange Rules. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee approves all compensation decisions for the named executive officers, after consulting with Pearl Meyer & Partners. The Vice President of Human Resources also provides the Compensation Committee with information and analysis on the Company’s executive compensation programs as requested. Mr. Berthiaume provides the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and makes recommendations for the compensation of the other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision on any element of his/her own compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the compensation programs for our named executive officers which for fiscal year 2013 were as follows:

•	Douglas A. Berthiaume, Chairman, President and Chief Executive Officer (“CEO”)

•	Arthur G. Caputo, Executive Vice President and President, Waters Division

•	John A. Ornell, Vice President Finance and Administration and Chief Financial Officer

•	Mark T. Beaudouin, Vice President, General Counsel and Secretary

•	Elizabeth B. Rae, Vice President, Human Resources.

Executive Summary

The following is a summary of Company performance, the impact of Company performance on compensation for our named executive officers, governance practices related to our compensation programs and the impact of results of the 2013 Say on Pay vote. Details of our compensation programs are discussed in further detail in the appropriate sections of this Compensation Discussion and Analysis:

2013 Company Performance and Events

•	Our full-year sales growth of 5% before the impact of currency translation was in line with our 2013 operating plan.

•

During the year, the Company judiciously managed expenses however, the effect of currency translation in 2013, mainly the decline in the value of the Japanese yen, had a substantial and adverse impact on our earnings growth for the 2013.

•

Our non-GAAP E.P.S. grew 2% in 2013 to $5.04 from $4.93 in 2012 which was below our historic norms for profitability. Over the past ten years, the Company has achieved a compounded annual non-GAAP E.P.S. growth rate of 15%.(1)

•	During 2013, the Company delivered 15% total shareholder return.

•

On August 27, 2013 the Company announced that Douglas A, Berthiaume intends retire as CEO within twenty-four months and that a Succession Planning Committee was appointed to guide the process of selecting a successor.

Impact of Company Performance on Compensation

In adherence to our pay-for-performance philosophy, the following actions and decisions were taken in 2013 as a result of Company performance:

•

Base Salaries: For 2013, in light of projected difficult economic conditions, the base salaries of named executive officers were reduced by amounts that range from 3% to 5%. These salary reductions were aligned with projected economic conditions and the Company’s operating plan for 2013 and were not reflective of individual poor performance of the named executive officers individually or as a group. The salary decreases were approved in December 2012 and became effective January 1, 2013. In December 2013, the Compensation Committee approved a 3% increase to the base salary for each named executive

(1)	A description of GAAP to non-GAAP items can be found below in the section Elements of Executive Compensation, Annual Incentive. A reconciliation of GAAP to non-GAAP E.P.S. and non-GAAP operating income can be found on the Company’s web-site at http://www.waters.com under the caption “Investors” and copies may be obtained, without charge, upon written request to the Company, c/o Vice President, Investor Relations, 34 Maple Street, Milford, MA 01757

officer to be effective on January 1, 2014. The decision to increase base salaries was based on an improving economic environment and Pearl Meyer & Partners market data which indicated that base salaries for executives increased on average 5% in 2013.

•

Annual Incentive Plan: The annual incentive plan, The Management Incentive Plan, is aligned with the Company’s performance target of achieving mid-double digit non-GAAP E.P.S. growth annually. The Management Incentive Plan specifically requires 15% non-GAAP E.P.S. growth over the prior year and a minimum level of operating income for a target payout under the plan. The non-GAAP E.P.S. target of 15% has been maintained as the target performance under the Management Incentive Plan for the past 18 years, through multiple business cycles. In 2013, neither the non-GAAP E.P.S. performance nor the non-GAAP operating income threshold was met, there were no payouts under the Management Incentive Plan to named executive officers for 2013 performance.

•

Long-Term Incentive Plan: On December 6, 2013, the Compensation Committee approved an equity grant for the named executive officers which included the annual stock option grant, as well as a grant of restricted stock units. The grant of restricted stock units for named executive officers was intended to provide a retention incentive in light of the CEO retirement and transition plan that was announced by the Company on August 27, 2013. Although the Compensation Committee intended to grant stock options to Mr. Berthiaume, he declined as in prior years to be considered for an option grant due to his substantial ownership position in Company stock. Consistent with the objective of long-term retention of named executive officers, both stock options and restricted stock units will vest in equal annual installments over five years.

Compensation Governance and Pay Practices

•	The Company has adopted a Recoupment Policy for cash incentive awards paid to executive. A full description of the policy can be found below under the heading “Recoupment Policy”.

•

The Company has implemented stock ownership guidelines for the named executive officers. These guidelines include a share retention requirement in the event a named executive officer fell out of compliance with the stock ownership guidelines. Further details of the guidelines are outlined under the heading “Stock Ownership Guidelines”.

•	The Company does not offer any perquisites for the exclusive benefit of named executive officers.

•	Annual bonus payouts under the Management Incentive Plan are performance based and the Company has not made any discretionary or guaranteed bonus payments.

•	The Company maintains an independent Compensation Committee and a Compensation Committee consultant.

•	The Company maintains an insider trading policy that prohibits participation in investments strategies that hedge the economic risk of owning Waters stock.

2013 Say on Pay Vote

•

The Compensation Committee values the opinions of our stockholders and considers the outcome of the annual Say on Pay stockholder votes in determining the structure of executive compensation, as well as in making future compensation decisions. Waters received strong stockholder support of our executive compensation programs in 2013 with 93% of voted shares voting in favor of Waters executive compensation programs. In part, due to this support, we have not made any responsive changes to our compensation philosophy or practices and continue to manage our programs in a manner consistent with prior years.

Philosophy and Objectives of Waters Executive Compensation Program

The Waters executive compensation program is intended to be both performance-based and market-based such that a significant portion of compensation is allocated to short and long-term variable performance-based compensation instruments. The objectives of the Company’s executive compensation program are aligned with the Compensation Committee’s philosophy and are as follows:

•	To focus senior management on achieving financial and operating objectives which provide long-term stockholder value;

•	To align the interests of senior management with the Company’s stockholders; and

•	To attract and retain senior executive talent.

The compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our objective to emphasize performance-based compensation, base salaries are generally targeted below the market median for similarly situated executives in comparable firms. Actual base salaries may vary from this generally targeted position based on the performance, tenure, experience and contributions of the individual.

In order to provide target total cash compensation that approximates the median of the market for achieving target performance goals, annual incentive target awards are positioned to be at or slightly above the market median. In aggregate, these two annual components, base salary and annual incentive, provide a target total cash compensation opportunity that approximates the median of the market for achieving target performance goals. Annual performance targets represent challenging operational and financial goals. Actual incentives will vary with the performance of the Company and the overachievement of performance goals will provide opportunity for significantly greater reward on an annual basis. Underachievement of threshold goals will result in no payout. Actual total cash compensation can be less than or greater than the median of the market, based on these factors. We believe that the structure of our total annual cash compensation effectively aligns executives’ interests with stockholders’ interests by placing emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment, the Company uses stock options to align executive compensation opportunity with stockholder interests because options provide value to the executive only if the Company’s stock price increases over time. The value of Waters’ stock option grants is targeted to be at or above the competitive market and is intended to represent a significant portion of each executive’s total direct compensation (base salary, annual incentive plan and stock options). Additionally, stock options increase the orientation of total direct compensation toward performance-based instruments. Waters’ stock options, which vest over a five-year period and have a ten-year term, are also designed to meet the objective to retain executives. The Compensation Committee reviews competitive market data in determining the value of executive stock option grants.

On August 27, 2013, the Company announced that Douglas A. Berthiaume intends to retire as the Company’s CEO within the following 24 months. As a result, in addition to the annual grant of stock options, the Compensation Committee approved a grant of restricted stock units at the time of the annual grant in December, 2013. The objective of the restricted stock units is to provide a retention incentive to the named executive officers during a time of CEO transition and succession. The Compensation Committee anticipates that future long-term incentive grants will be consistent with our historic practice and will utilize non-qualified stock options. The restricted stock units will vest in equal installments over a 5 year period. The agreements also provide for acceleration of vesting should a named executive officer be terminated by the Company without cause.

Pay Mix

Consistent with this performance-oriented compensation philosophy, performance-based compensation instruments in total comprise a substantial portion of the target total direct compensation (base salary, target annual incentive and value of the long-term incentive award) for named executive officers. In 2013, performance-oriented compensation instruments represent an average of 79% of the target total direct compensation for named executive officers as a group.

Data Used to Make Compensation Determinations

Competitive Market Assessment

Competitive market data is an important component in determining the amount of each element of compensation for each named executive officer. The Compensation Committee utilizes Pearl Meyer & Partners to provide advice and analysis on the structure of executive compensation as well as competitive data on base salary, total cash compensation and long-term incentives. In addition, the Compensation Committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, annual incentive plan and the value of the long-term incentive grant. Pearl Meyer & Partners prepares this analysis (the “Pearl Meyer & Partners Executive Compensation Competitive Assessment”) annually for the Compensation Committee. The Compensation Committee also reviews each named executive officer’s compensation package in total to ensure that the total compensation package emphasizes performance-based compensation elements and is designed to meet the overall objectives of the executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each executive officer. The range of factors includes Company performance, individual performance and experience, competitive compensation levels, the competitive markets, scope of responsibility and an individual’s potential for making future contributions to the Company.

Pearl Meyer & Partners and the Compensation Committee utilize a core Industry Peer Group of 16 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The 2013 Industry Peer Group is comprised of the same companies as in 2012. They are as follows:

Agilent	Mettler-Toledo
C.R. Bard	Pall
Bio-Rad Laboratories	Perkin Elmer
Bruker	ResMed
FLIR Systems	Roper Industries
Hologic	Sigma-Aldrich
Illumina	Thermo Fisher Scientific
Life Technologies	Varian Medical

Each year, Pearl Meyer & Partners evaluates the peer group for continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue and market capitalization. The target range for both revenue and market capitalization is

50% to 200% of Waters’ revenue and market capitalization. The median revenue for the peer group for the four quarters ending September 2013 was $2,547,000,000 and market capitalization for the peer group as of October 2013 was $8,366,000,000. Waters’ revenue and market capitalization for the same period were $1,861,000,000 and $8,600,000,000 representing the 22nd and 51st percentiles, respectively.

Two companies in the peer group, Agilent and Thermo Fisher Scientific, have revenues above the target range, but are included in the peer group because (1) they have similar products and services offerings as Waters, (2) they are direct competitors of Waters, (3) Waters competes with them for talent and (4) Agilent’s announced split into two companies will bring Agilent’s future revenue size into the target range.

Pearl Meyer & Partners and the Compensation Committee also utilize multiple survey sources to review the competitive marketplace for each named executive officer. Survey sources include the Hewitt Executive Compensation Survey and the CHiPS Executive and Senior Management Total Compensation Survey. The Hewitt Executive Compensation Survey provides a general industry perspective based on revenue scope for each named executive officer position. The CHiPS Executive and Senior Management Total Compensation Survey provides a high-technology perspective based on revenue for each named executive officer position. We use the broad survey data in combination with the peer group data in evaluating our named executive officer compensation. The Compensation Committee does not rely upon data from any individual company participating in any of these surveys in making compensation decisions. Data from the survey sources and the peer companies are combined to develop a primary market composite which is based on an average of survey data and peer company data.

Elements of Executive Compensation

There are three key elements of Waters’ executive compensation program: base salary, annual incentive plan, and long-term performance-based awards. Each element of executive compensation addresses specific objectives of the program and together they meet the overall philosophy and objectives of the Waters executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on achievement of annual financial and operating objectives that drive long-term stockholder value. In addition, the Compensation Committee reviews the combined total of all compensation elements, or total direct compensation, in order to appropriately position total direct compensation relative to both the marketplace and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, competitive compensation for each position, and other individual factors, the overall structure and compensation elements utilized are consistent for the CEO and all other named executive officers.

Compensation Element	Objective	Target Position to Market	2013 Actual Position to Market for Named Executive Officers(1)
Base Salary	To attract and retain senior executives and other key employees.	Generally targeted at or below the 50th percentile. (Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.)	Base salaries in 2013 were at the 30th percentile of the market.

Compensation Element	Objective	Target Position to Market	2013 Actual Position to Market for Named Executive Officers(1)

Annual Incentive	To motivate named executive officers to achieve strong financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.	Target payouts at 100%
achievement of
performance goals are
generally positioned at or
slightly above the 50th
percentile in order to
achieve a target total cash
position (base plus
annual incentive) that
approximates the 50th
percentile. Achievement
of strong threshold
performance goals is
required for any payout.	The overall total target
cash market position was
at the 45th percentile of
the market.

Threshold performance
was not achieved in 2013
resulting in no payout
under the plan.

Target Total Cash is
defined as the sum of
Base Salary and Target
Bonus.

Long-Term Performance Based Awards	To motivate senior executives and other key employees to contribute to the Company’s long-term growth of stockholder value and to align compensation with the growth in Waters stock price. Long-Term Performance-Based Awards are also designed to retain senior executives and key employees.	Equity compensation is
targeted to be above the
competitive market and
to represent a significant
portion of the executive’s
total direct compensation.

(Actual individual grants
are determined based on
the executive’s position,
performance, tenure,
experience and
contributions.)

Non-qualified stock
option grants and Target
Total Direct
Compensation both
approximated the 55th
percentile of the market.

Target Total Direct
Compensation is defined
as the sum of Total
Target Cash plus the
value of the most recent
Long-Term Incentive
Grant.

(1)	The 2013 Compensation Element Results in the following table reflect the analysis completed by Pearl Meyer & Partners in the fourth quarter of 2013. It has been the consistent practice of the Compensation Committee to grant equity based compensation to the named executive officers at the Compensation Committee meeting held in December of each year. This Pearl Meyer & Partners analysis therefore includes the annual stock option award granted on December 11, 2012 and the cash compensation approved at the same meeting to be effective January 1, 2013.

Base Salary

The base salaries for the named executive officers are reviewed annually by the Compensation Committee. Individual salaries are based upon a combination of factors including past individual performance and experience, Company performance, scope of responsibility, competitive salary levels and an individual’s potential for making contributions to future Company performance. The Compensation Committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of an executive officer’s base salary. Base salary increases are approved by the Compensation Committee at the end of the fiscal year with an effective date at the beginning of the next fiscal year, or January 1st of each year. The Pearl Meyer & Partner Executive Compensation Competitive Assessment completed at the end of 2012 provided the competitive market position used in determining the base salary in effect in 2013. The competitive market position at the end of 2012 averaged at the 40th percentile for named executive officers as a group. However, in light of projected difficult economic conditions, salaries for named executive officers were reduced by amounts that range between 3% and 5% for 2013.

The Pearl Meyer & Partners Executive Compensation Competitive Assessment which was completed at the end of 2013 provided the competitive market information used in approving base salary changes to be effective in January 2014. The overall competitive position of base salaries for named executive officers in this analysis was at the 30th percentile. The Compensation Committee approved a 3% base salary increase for all named executive officers for to be effective January 1, 2014. Based on an improving economic environment, a Pearl Meyer & Partner market assessment which indicated that base salaries for executives increased on average 5% in 2013, and a base pay competitive position that moved from the 40th percentile to the 30th percentile, the Compensation Committee approved 3% base salary increases to each named executive officer.

Annual Incentive

The Management Incentive Plan is the annual incentive plan for named executive officers, senior executives, and other key employees of the Company. The Compensation Committee establishes performance targets at the beginning of each fiscal year for named executive officers. Executive officers then establish performance targets for the remaining participants. Achievement of 100% of the performance target is required for an incentive payout equal to 100% of the incentive plan target. The 2013 Management Incentive Plan structure is described in the table below and is unchanged from the payout structure in 2012.

Name	2013 Management Incentive Plan Payout Structure as a Percent of Base Salary
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
Douglas A. Berthiaume	0%	31.25%	125%	412.50%
Arthur G. Caputo	0%	27.50%	110%	350.02%
John A. Ornell	0%	25.00%	100%	318.20%
Mark T. Beaudouin	0%	18.75%	75%	238.65%
Elizabeth B. Rae	0%	12.50%	50%	159.10%

All payouts at threshold performance are equal to .25 times the target payout for each executive officer, and are payable upon achievement of a minimum non-GAAP operating income threshold performance and a minimum non-GAAP E.P.S. goal. Performance below the minimum non-GAAP operating income threshold level results in no payout. The maximum payout under the plan is 3.3 times the target for Mr. Berthiaume and 3.182 times the target payouts for Messrs. Caputo, Ornell and Beaudouin and Ms. Rae. Payouts are interpolated for performance between threshold, target and maximum levels. The Compensation Committee believes that a maximum payout opportunity of 3.3 and 3.182 times the target payout is consistent with the philosophy to position total target cash at the median of the competitive market and to provide opportunity for significantly greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which represent strong Company performance.

The Compensation Committee has consistently utilized non-GAAP E.P.S. as the primary performance measure under the Management Incentive Plan for named executive officers. For the past eighteen years, the Compensation Committee has established a goal of 15% non-GAAP E.P.S. growth over the prior year. The Company has exceeded the target of 15% non-GAAP E.P.S. growth in 12 of the past 18 years and has exceeded threshold performance of 7% non-GAAP E.P.S. growth in 14 of the past 18 years.

Consistent use of this measure promotes executive team alignment, focuses the executive team on operational efficiencies and profitability, provides a long-term perspective among executives and drives long-term stockholder value. The Compensation Committee also requires that a minimum non-GAAP operating income measure be achieved in addition to the non-GAAP E.P.S. growth target in order to maintain a balanced focus on operational improvements excluding the effects of any benefits from finance costs, taxes and stock repurchases to non-GAAP E.P.S. The non-GAAP E.P.S. growth targets are based on E.P.S. reported in accordance with GAAP, but adjusted to exclude certain charges and credits, net of tax, including but not limited to purchased intangibles amortization, acquisition, restructuring, litigation, lease termination, asset and equity investment impairments, tax audit settlements and adjustments and other items considered unusual or one-time costs. The Compensation Committee reviews and approves the annual adjusted non-GAAP E.P.S. for purposes of measuring E.P.S. growth goal achievement. The Company considers these items non-operational and not directly related to ongoing operations and therefore utilizes non-GAAP E.P.S. goals as the metric for the named executive officers in the annual Management Incentive Plan. The Compensation Committee evaluates the results of the Company’s performance against previously established targets in order to determine the individual incentive plan payouts, if any, for the named executive officers under the Management Incentive Plan.

The performance measures required for payout under the 2013 Management Incentive Plan are outlined in the table below.

2013 Performance Measures	2013 Management Incentive Plan Performance Targets
	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance
2013 Non-GAAP E.P.S. growth over 2012	<7%	7%	15%	27.5%
2013 Non-GAAP Operating Income growth over 2012	<3%	3%
Both threshold performance measures must be met in order for a payout under the Plan. Once threshold non-GAAP operating income performance and non-GAAP E.P.S. performance has been achieved, increasing levels of payout are based on non-GAAP E.P.S growth only.

In fiscal year 2013, the Company did not meet the minimum non-GAAP operating income and non-GAAP E.P.S. thresholds and there were no payouts under the Management Incentive Plan for named executive officers. Non-GAAP operating income for 2013 was $536,806,000 which represents a 1% decline over 2012 non-GAAP operating income of $541,574,000. Non-GAAP E.P.S. for 2013 was $5.04 which represents 2% growth over 2012 non-GAAP E.P.S. of $4.93. Non-GAAP E.P.S. and non-GAAP operating income for 2013 and 2012 excluded, net of tax, as applicable, purchased intangibles amortization, tax audit settlements and adjustments, asset impairments, restructuring costs, litigation provisions and acquisition-related costs from its non-GAAP adjusted amounts since the Company believes that these items are not directly related to ongoing operations.

The Company has reviewed the Management Incentive Plan with Pearl Meyer & Partners. The objectives of this review were to consider the Management Incentive Plan for alignment with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance measures utilized under the Management Incentive Plan to ensure these measures provide the best ongoing assessment of strategy execution and the creation of stockholder value. Results of the review indicated that the Management Incentive Plan and the use of non-GAAP earnings growth as a metric continue to meet the goals of aligning pay with performance and holding executives accountable for strong financial and operating performance targets. The review also found that consistent achievement of 15% annual non-GAAP earnings growth was a challenging metric. This study also found that actual executive payouts under the Company’s Management Incentive Plan were aligned with both Company performance versus the peer group and total stockholder return.

On an annual basis the Committee considers an appropriate non-GAAP operating income and non-GAAP E.P.S. threshold for threshold payments under the Management Incentive Plan taking into consideration factors including, but not limited to, the Company’s current year operating plan and the general outlook for economic conditions. For fiscal year 2014, the Compensation Committee has again established a 15% non-GAAP E.P.S. growth target for a target payout under the Management Incentive Plan. For a payout at threshold in 2014, the Committee established threshold performance goals of 3% non-GAAP operating income growth and a 5% non-GAAP E.P.S. growth. The maximum payout will require non-GAAP E.P.S. growth of 27.5%. Payouts are interpolated for performance between threshold, target and maximum levels.

Long-Term Performance-Based Awards

The Compensation Committee considers long-term performance-based awards in the form of equity-based compensation annually at the Compensation Committee’s December meeting. Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the number of shares to award each named executive officer. These factors include dilution, share usage, stock compensation expense, the financial and operational performance of the Company and each named executive officer, the prior number of shares granted, both individually to each named executive officer and in aggregate to all named executive officers, and competitive market data.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of named executive officers and other senior executives with those of Waters’ stockholders. We believe that stock options provide strong alignment between stockholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to stockholders over time. Conversely, poor stock price performance provides no stock option value to the executive.

In considering the annual equity-based grant to named executive officers in December 2013, the Compensation Committee also took into account the importance of retention of named executive officers during a time of CEO transition and succession. The Compensation Committee determined, in consultation with Pearl Meyer & Partners, that utilizing time vested restricted stock units would provide an effective retention incentive for named executive officers following the Company’s announcement on August 27, 2013 that Douglas A. Berthiaume, President and CEO intended to retire within the following 24 months. The value of the annual equity compensation grant to Mr. Caputo, Mr. Beaudouin and Ms. Rae was comprised of approximately 50% non-qualified stock options and 50% restricted stock units. In addition to the annual grant of non-qualified stock options and restricted stock units, Mr. Caputo, Mr. Beaudouin and Ms. Rae were also granted a retention grant of restricted stock units equal to approximately 1 times their salary in effect on January 1, 2014. Both the non-qualified stock options and the restricted stock unit grants were granted under the Waters Corporation 2012 Equity Incentive Plan and will vest 20% per year for 5 years emphasizing the importance of retention through the CEO transition and beyond. The non-qualified stock options were granted based on the closing price of Waters’ common stock on the grant date, December 6, 2013 and have a ten-year term. Both the non-qualified stock option and restricted stock unit grant agreements provide for the acceleration of unvested options or restricted stock units upon the death of a named executive officer or senior executive. In addition, the restricted stock unit agreements provide for accelerated vesting in the event the named executive officer in terminated by the Company, without cause.

The Company announced on December 9, 2013 that Mr. Ornell would resign as Chief Financial Officer effective February 1, 2014 and continue to serve the Company in a part-time senior advisory capacity. Mr. Ornell was granted restricted stock units with a value of approximately $250,000 which will vest in full on December 6, 2014. These restricted stock units are intended to serve as a retention incentive to Mr. Ornell through 2014 and the grant agreement also provides for accelerated vesting in the event Mr. Ornell is terminated by the Company without cause.

Competitive market data for long-term performance-based awards is prepared for the Compensation Committee by Pearl Meyer & Partners. As noted above, the Committee also uses this data as one of the factors in determining the equity grant for each named executive officer. Consistent with the Compensation Committee’s philosophy of emphasizing performance-based pay, the Compensation Committee targets long-term incentives above the median of the competitive market data for each named executive officer. The Compensation Committee targets long-term incentives above the market median because in combination with a base salary target below the market median and an annual incentive target at or slightly above the market median, it achieves the Compensation Committees objective of emphasizing performance-based pay. In addition, unlike most of the Company’s peers that grant a mix of long-term incentive instruments including time-based restricted stock, the Compensation Committee has historically granted 100% stock options. Pearl Meyer & Partners prepares long-term incentive guidelines for the Compensation Committee that derives a range around the 75th percentile of the competitive market data for long-term incentives of the Industry Peer Group. The total value of the annual grant and the retention grant comprised of non-qualified stock options and restricted stock units granted to Mr. Caputo, Mr. Beaudouin and Ms. Rae on December 6, 2013 were within the long-term incentive guidelines as prepared by Pearl Meyer & Partners.

A review of share usage, dilution and stock based compensation expense was also prepared by Pearl Meyer & Partners with data as of the fiscal year ended December 31, 2012. In this analysis the Company’s annual share usage, as a percent of common shares outstanding, was at the 50th percentile for the most recent annual grant and the 50th percentile for an average of the past three years grants when compared to that of the Industry Peer Group. The Company’s dilution was 6.3% which represent approximately the 65th percentile of the Industry Peer Group. The Company’s fair market value stock-based expense is at the 30th percentile and as a percent of market capitalization approximates the 25th percentile. The Compensation Committee reviews these metrics annually and in 2013 determined that the overall grant practices with respect to share usage and stock compensation expense were appropriate relative to the Industry Peer Group.

The Compensation Committee also believes that it is important to provide meaningful reward and recognition opportunities to the named executive officers irrespective of the potential gains they may realize from prior long-term performance based awards. The Compensation Committee believes that the stock option and restricted stock unit grants made to the named executive officers in December, 2013 were aligned with its philosophy to emphasize long-term performance-based awards, were consistent with the scope and level of contribution for each of the named executive officers and effectively provided for retention during a CEO transition. It is the intention of the Compensation Committee to utilize non-qualified stock options as the long-term performance-based award to align the interests of executives with stockholders in the future.

It was the intention of the Compensation Committee to grant 135,000 non-qualified stock options to Mr. Berthiaume in 2013. Due to Mr. Berthiaume’s significant ownership position in the Company, Mr. Berthiaume declined to be considered for an option grant in 2013. The Compensation Committee will continue to consider Mr. Berthiaume for future stock option grants.

Perquisites and Benefits

The Company does not offer any perquisites for the exclusive benefit of executive officers.

The named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the Waters Employee Investment Plan (the “401(k) Plan”), the Employee Stock Purchase Plan and health and insurance plans. They are also eligible to participate in the Waters 401(k) Restoration Plan (the “401(k) Restoration Plan”) that is available to all employees who meet certain minimum earnings eligibility criteria. The Waters 401(k) Restoration Plan and the Waters Retirement Restoration Plan are designed to restore the benefits, matching contributions and compensation deferral that are limited by Internal Revenue Service benefit and compensation maximums. These plans are described more fully in the narrative that accompanies the Pension Benefits table and the Non-Qualified Deferred Compensation table in this Proxy Statement.

Change of Control/Severance Agreements

Messrs. Berthiaume, Caputo, Ornell and Beaudouin and Ms. Rae are each party to an Executive Change of Control/Severance Agreement, which is described in detail in the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company provides Change of Control/Severance Agreements for named executive officers and other senior executives if they are terminated or leave for good reason prior to or following a change of control, to ensure continuity of executive management in the event of a change of control of the Company, and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and stockholders. In addition, under the terms and conditions of the executive officers’ stock option agreements issued under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan, in the event of a change of control, all of the named executive officers and other senior executives’ outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable. The terms of these agreements are more fully described in the “Payments upon Termination or Change of Control” section herein.

Equity Ownership Guidelines

The importance of ownership in Waters’ stock by its named executive officers is emphasized through ownership guidelines that require the CEO to acquire and retain common stock equal to five times his base salary over a three-year period. The other named executive officers are required to acquire and retain common stock equal to two times their base salary over a five-year period. If a named executive officer does not achieve his or her ownership guideline within the applicable three or five-year period, a disposition guideline will be applied. The disposition guideline requires that, upon subsequent exercise of a stock option, 50% of the named executive officer’s net after tax profit from such exercise be retained in shares of Waters common stock until the stock ownership guideline is achieved. A named executive officer who achieves the ownership guideline and subsequently falls out of compliance will have 12 months to again achieve compliance before the disposition guideline on stock option exercises is applied. Vested “in-the-money” stock options and unvested restricted stock count toward determining compliance for the purpose of accumulating shares to comply with the stock ownership guidelines. The ownership guidelines have been met by all named executive officers.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former named executive officers under the Company’s management incentive plans. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board of Directors or an authorized Committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of management incentive plan awards impacted by the event. The Company will review and as necessary amend or replace the Recoupment Policy to be in full compliance with the Dodd-Frank Act when rules are adopted with respect to the Dodd-Frank Act’s recoupment parameters.

Long-Term Incentive Grant Practices

It has been the consistent practice of the Compensation Committee to grant stock options to senior executives annually at the Compensation Committee’s December meeting. Grant prices are established based on the closing price of the common stock on the date of grant.

Tax and Accounting Implications

Waters considers all of the tax and accounting aspects of the compensation instruments utilized by the Company in determining the most efficient method to use in delivering executive compensation. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and next three highest paid officers (exclusive of the chief financial officer) in excess of $1 million unless the compensation qualifies as performance-based. The Compensation Committee intends for payments under the Management Incentive Plan and equity grants under the 2003 Equity Incentive Plan and 2012 Equity Incentive Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The maximum payout amount under the current Management Incentive Plan of $5,000,000 was established to comply with the maximum payout requirements of Section 162(m) of the Internal Revenue Code. It is the Company’s intent to qualify plans for full deductibility to the extent that it is consistent with the Company’s overall compensation objectives, however, the Compensation Committee retains complete discretion to make payments to named executive officers that would not qualify as performance-based compensation to the extent necessary and appropriate to support the Company’s strategies and long-term success.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly paid named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	2013	$774,037	—	$0	$0	$0	$77,325	$47,612	$898,974
	2012	$814,776	—	—	$0	$0	$104,369	$143,827	$1,062,972
	2011	$794,903	—	—	$0	$1,562,840	$150,965	$138,022	$2,646,730
Arthur G. Caputo Executive Vice President and President, Waters Division	2013	$493,251	—	$1,805,002	$1,520,200	$0	$13,442	$16,470	$3,848,365
	2012	$508,506	—	—	$2,611,400	$0	$65,248	$16,170	$3,201,324
	2011	$491,310	—	—	$3,289,000	$821,893	$102,106	$16,032	$4,720,341
John A. Ornell Vice President Finance and Administration and Chief Financial Officer (k)	2013	$402,263	—	$250,043	$0	$0	$0	$16,470	$668,776
	2012	$414,704	—	—	$1,424,400	$0	$40,961	$36,267	$1,916,332
	2011	$400,680	—	—	$1,794,000	$609,347	$69,562	$35,359	$2,908,948
Mark T. Beaudouin Vice President, General Counsel and Secretary	2013	$388,989	—	$989,957	$691,000	$0	$0	$16,395	$2,086,341
	2012	$401,020	—	—	$1,187,000	$0	$13,216	$51,768	$1,654,004
	2011	$389,340	—	—	$1,495,000	$444,076	$21,784	$32,245	$2,382,445
Elizabeth B. Rae Vice President Human Resources	2013	$237,974	—	$715,951	$552,800	$0	$0	$14,850	$1,521,575
	2012	$245,334	—	—	$949,600	$0	$13,501	$36,115	$1,244,550
	2011	$237,038	—	—	$1,196,000	$180,242	$23,493	$26,406	$1,663,179

(a)	Mr. Berthiaume is also a director of the Company, however he receives no additional compensation for his services as a director.

(c)	Reflects the base salary earned by the executive officer during 2013, 2012 and 2011, respectively.

(e)	Reflects the restricted stock units granted on December 6, 2013 at the closing price on December 6, 2013 of $98.21.

(f)	FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant date fair value of the option awarded. The FASB ASC Topic 718 aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in the Waters Annual Reports for the fiscal years ended December 31, 2013, 2012 and 2011. The closing prices of the common stock on the grant dates December 6, 2013, December 11, 2012 and December 7, 2011 were $98.21, $87.06 and $79.15, respectively. The Compensation Committee considered Mr. Berthiaume for an option grant, however due to his significant stock ownership position in the Company, he declined to be considered for a grant in 2013, 2012 and 2011.

(g)	Reflects the annual incentive compensation earned in 2013, 2012 and 2011, respectively, under the Company’s Management Incentive Plan. No incentive was earned for 2013 or 2012.

(h)	Reflects the change in the annual aggregate estimated present value of accrued retirement benefits from both the frozen Waters Retirement Plan and the frozen Waters Retirement Restoration Plan for 2013, 2012 and 2011. There were no above market or preferential earnings on any non-qualified plan balances.

(i)	Reflects the matching contribution for the benefit of the named executive under the non-qualified Waters 401(k) Restoration Plan, the qualified 401(k) Plan, and for the dollar value of group term life insurance premiums paid by the Company on behalf of each named executive officer during 2013, 2012 and 2011.

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Company Paid Group Term Life Insurance Premiums
	2013	2012	2011	2013	2012	2011
Douglas A. Berthiaume	$46,442	$142,657	$136,690	$1,170	$1,170	$1,332
Arthur G. Caputo	$15,300	$15,000	$14,700	$1,170	$1,170	$1,332
John A. Ornell	$15,300	$35,097	$34,117	$1,170	$1,170	$1,242
Mark T. Beaudouin	$15,300	$50,705	$31,125	$1,095	$1,063	$1,120
Elizabeth B. Rae	$14,275	$35,560	$25,804	$575	$555	$602

(j)	Reflects the total of compensation elements reported in columns (a) through (i) for 2013, 2012 and 2011.

(k)	Effective February 1, 2014, Mr. Ornell was succeeded by Eugene G. Cassis, who is Interim Chief Financial Officer. Mr. Ornell continues to serve the company in an advisory capacity on a part-time basis.

The table below sets forth the range of potential payouts under the Management Incentive Plan and specifies the grant of stock option awards to the named executive officers in the last fiscal year.

Grants of Plan-Based Awards Fiscal Year
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer		$241,887	$967,546	$3,192,903
Arthur G. Caputo Executive Vice President and President, Waters Division	12/6/2013				18,379	55,000	$98.21	$3,325,202

		$135,644	$542,576	$1,726,477
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	12/6/2013				2,546	0	$98.21	$250,043

		$100,566	$402,263	$1,280,001
Mark T. Beaudouin Vice President, General Counsel and Secretary	12/6/2013				10,080	25,000	$98.21	$1,680,957

		$72,935	$291,742	$928,322
Elizabeth B. Rae Vice President Human Resources	12/6/2013				7,290	20,000	$98.21	$1,268,751
		$29,747	$118,987	$378,617

(c)(d)	(e) Reflects the range of payout under the Company’s Management Incentive Plan from threshold performance to maximum performance for 2013. Performance below the threshold would result in no payout under the Management Incentive Plan. Pursuant to Section 162(m), the Management Incentive Plan has a $5,000,000 maximum payout.

(i)

Reflects the number of restricted stock units granted by the Compensation Committee on December 6, 2013. These grants of restricted stock units made to Mr. Caputo, Mr. Beaudouin and Ms. Rae will vest 20% per year for five years. The grant made to Mr. Ornell on December 6, 2013 will vest in full on December 6, 2014. These grants made to Messrs. Caputo, Ornell, Beaudouin and Ms. Rae all provide for the acceleration of any unvested restricted stock units should the executive’s employment be terminated involuntarily, not for cause, prior to a vesting date.

(j)	Reflects the number of non-qualified stock options granted by the Compensation Committee on December 6, 2013. These options will vest 20% per year for five years. It was the intention of the Compensation Committee to grant a stock option award equal to 135,000 shares to Mr. Berthiaume in 2013; however, Mr. Berthiaume declined to be considered for an option grant in 2013 due to his significant stock ownership position in the Company.

(k)	Reflects the closing price of the common stock on the grant date of December 6, 2013.

(l)	FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant fair value of the option awarded. The aggregate grant date fair value of the option was determined using the Black Scholes option pricing model without regard to estimated forfeitures.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

The non-equity incentive plan award payments, column (g) of the Summary Compensation Table, were earned under the Company’s Management Incentive Plan during fiscal 2013, 2012 and 2011. Incentive payments, if any, were based on exceeding the threshold requirements for non-GAAP operating income and non-GAAP E.P.S. goals. The estimated future payouts under the non-equity incentive plan awards in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table represent the threshold, target and maximum payouts, respectively, for fiscal year 2013 under the Company’s Management Incentive Plan.

The non-qualified stock option awards and restricted stock unit awards listed in columns (i) and (j) of the Grants of Plan-Based Awards Table, respectively, were granted pursuant to the Waters Corporation 2012 Equity Incentive Plan. These stock option and restricted stock unit awards were granted at a meeting of the Compensation Committee held on December 6, 2013 and vest 20% per year for five years. The stock option exercise price of $98.21 is equal to the closing market price of the common stock on December 6, 2013. The stock option grants to the named executive officers and have a ten-year term. There have been no re-pricings or modifications of stock option awards for the named executive officers.

There were no discretionary or guaranteed bonus payments to the named executive officers in fiscal 2013, 2012 or 2011.

Messrs. Berthiaume, Caputo, Ornell and Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is a party to an Executive Change of Control/Severance Agreement with the Company as discussed below in the “Payments Upon Termination or Change of Control” section of this Proxy Statement.

The table sets forth the outstanding equity awards classified as exercisable and unexercisable and the unvested stock awards for each of the named executive officers as of December 31, 2013

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Douglas A. Berthiaume	150,000	0	$47.12	12/8/2014
Arthur G. Caputo	0	55,000	$98.21	12/6/2023	18,379	$1,837,900
	22,000	88,000	$87.06	12/11/2022
	44,000	66,000	$79.15	12/7/2021
	66,000	44,000	$79.05	12/9/2020
	80,000	20,000	$59.44	12/9/2019
	100,000	0	$41.20	12/10/2018
	85,000	0	$77.94	12/11/2017
	100,000	0	$49.31	12/13/2016
	100,000	0	$38.99	12/2/2015
	125,000	0	$47.12	12/8/2014
John A. Ornell	0	0			2,546	$254,600
	12,000	48,000	$87.06	12/11/2022
	12,000	36,000	$79.15	12/7/2021
	12,000	24,000	$79.05	12/9/2020
	10,000	10,000	$59.44	12/9/2019
	8,000	0	$41.20	12/10/2018
	0	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016
Mark T. Beaudouin	0	25,000	$98.21	12/6/2023	10,080	$1,008,000
	10,000	40,000	$87.06	12/11/2022
	20,000	30,000	$79.15	12/7/2021
	30,000	20,000	$79.05	12/9/2020
	8,000	8,000	$59.44	12/9/2019
	8,000	0	$41.20	12/10/2018
	0	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016
Elizabeth B. Rae	0	20,000	$98.21	12/6/2023	7,290	$729,000
	8,000	32,000	$87.06	12/11/2022
	16,000	24,000	$79.15	12/7/2021
	24,000	16,000	$79.05	12/9/2020
	6,000	6,000	$59.44	12/9/2019
	6,000	0	$41.20	12/10/2018
	15,000	0	$77.94	12/11/2017
	0	0	$49.31	12/13/2016

(b)	(c) Although it was the intention of the Compensation Committee to grant a stock option award to Mr. Berthiaume each year since 2005, Mr. Berthiaume declined to be considered for an option grant in each of these years due to his substantial stock ownership in the Company. The expiration date for all grants is ten years from the date of grant. The vesting schedule for all stock option grants is 20% per year for the first five years after grant. Grants with expiration dates of December 10, 2018 or earlier are 100% vested as of December 18, 2013. Vesting dates for annual grants with expiration dates after December 10, 2018 are December 9, December 9, December 7, December 11 and December 6, respectively. On the annual anniversary of each of these dates, an additional 20% of the total number of shares granted will vest until 100% of the original grant is vested on the fifth anniversary of the grant date.

(g)	(h) Represents restricted stock units granted on December 6, 2013. The grants made to Mr. Caputo, Mr. Beaudouin and Ms. Rae will vest 20% per year for the next five years. The grant made to Mr. Ornell will vest in full on December 6, 2014.

The table below sets forth certain information regarding stock option awards exercised by the named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2013
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)
(a)	(b)	(c)
Douglas A. Berthiaume	150,000	$10,213,500
Arthur G. Caputo	100,000	$6,716,710
John A. Ornell	172,000	$6,799,262
Mark T. Beaudouin	130,000	$5,893,451
Elizabeth B. Rae	46,000	$2,023,586

(a)	All options exercised by Mr. Berthiaume and Mr. Caputo had expiration dates of December 11, 2013.

The table below sets forth certain information regarding payments or other benefits at, following or in connection with retirement of the named executive officers.

Pension Benefits Fiscal Year 2013
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Douglas A. Berthiaume	Waters Corporation Retirement Plan	33.12	$381,105	—
	Waters Corporation Retirement Restoration Plan	33.12	$2,009,767	—
Arthur G. Caputo	Waters Corporation Retirement Plan	36.19	$406,029	—
	Waters Corporation Retirement Restoration Plan	36.19	$802,385	—
John A. Ornell	Waters Corporation Retirement Plan	23.54	$271,232	—
	Waters Corporation Retirement Restoration Plan	23.54	$231,478	—
Mark T. Beaudouin	Waters Corporation Retirement Plan	10.75	$68,196	—
	Waters Corporation Retirement Restoration Plan	10.75	$121,189	—
Elizabeth B. Rae	Waters Corporation Retirement Plan	17.96	$132,177	—
	Waters Corporation Retirement Restoration Plan	17.96	$21,463	—

The present value of the accumulated benefit is calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 715 Compensation – Retirement Benefits. Please refer to the footnotes in the Waters 2013 Annual Report for the fiscal year ended December 31, 2013 for the Company’s policy and assumptions made in the valuation of this accumulated benefit.

The Waters Retirement Plan (“Retirement Plan”) is a U.S. defined benefit cash balance plan for eligible U.S. employees. The Waters Retirement Restoration Plan (“Retirement Restoration Plan”) is a U.S. unfunded, non-qualified plan which restores the benefits under the Waters Retirement Plan that are limited by Internal Revenue Service benefit and compensation maximums. As a cash balance plan, each participant’s benefit is determined based on annual pay credits and interest credits which are made to each participant’s notional account. Effective December 31, 2007, future pay credits to the Retirement Plan and Retirement Restoration Plan on behalf of senior executives were discontinued and no further pay credits will be made on or after January 1, 2008. Interest credits will continue to apply. Interest credits are based on the one-year constant maturity Treasury Bill rate on the first business day in November of the preceding plan year plus 0.5%, subject to a 5.0% minimum and a 10.0% maximum rate.

A participant is not vested in the Retirement Plan and Retirement Restoration Plan until completion of five years of service at which time the employee becomes 100% vested. The normal retirement age under the plans is age 65. Messrs. Berthiaume and Caputo are currently eligible for early retirement under the Retirement Plan and Retirement Restoration Plan. Under these plans, early retirement is defined as attainment of age 62 with at least 10 years of service. However, former participants of the Millipore Retirement Plan (a former parent company of Waters) are eligible for early retirement upon attainment of age 55 with at least 10 years of service. Messrs. Berthiaume, Caputo and Ornell are former Millipore Retirement Plan participants and are eligible for retirement.

The valuation method and material assumptions used in calculating the benefits reported in column (d) are disclosed in the Waters 2013 Annual Report for the fiscal year ended December 31, 2013.

The table below summarizes the deferred compensation in the last fiscal year for the named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas A. Berthiaume Chairman, President and Chief Executive Officer	$46,442	$31,142	$2,083,121	$0	$8,496,188
Arthur G. Caputo Executive Vice President and President, Waters Division	$0	$0	$140,057	$0	$1,089,728
John A. Ornell Vice President Finance and Administration and Chief Financial Officer	$0	$0	$42,940	$0	$972,179
Mark T. Beaudouin Vice President, General Counsel and Secretary	$0	$0	$204,102	$0	$1,139,400
Elizabeth B. Rae Vice President Human Resources	$14,278	$0	$37,823	$0	$275,765

(b)	Amounts in this column are also reported as salary (column(c)) or non-equity incentive compensation (column (g)) in the Summary Compensation Table.

(c)	Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under All Other Compensation (column (i)) in the Summary Compensation Table.

(d)	Amounts reported in this column reflect participant directed earnings in investment vehicles consistent with the qualified 401(k) Plan with the exception of Waters common stock, the self-directed Brokeragelink Option and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(f)	The aggregate fiscal year-end balance reported for the 401(k) Restoration Plan includes the following amounts that were previously reported in the Summary Compensation Table as compensation for 2013, 2012, 2011, 2010, 2009, 2008, 2007 and 2006 for Messrs. Berthiaume, Caputo, Ornell and Beaudouin and Ms. Rae: $1,444,717, $108,030, $331,729, $617,640 and $198,269, respectively.

All non-qualified deferred compensation contributions made by the named executive officer, or by the Company on behalf of the named executive officer, are made pursuant to the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain management and highly compensated employees to defer wages to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($17,500 in 2013 or $22,500 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limit on compensation for such plans, $255,000 in 2013, did not apply.

Payments Upon Termination or Change of Control

Messrs. Berthiaume, Caputo, Ornell and Beaudouin and Ms. Rae do not have employment agreements with the Company. However, each is party to an Executive Change of Control/Severance Agreement dated February 24, 2004 and amended February 27, 2008. Under the terms of their agreements, as amended, if any such executive’s employment is terminated without cause during the period beginning 9 months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or such executive terminates his or her employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control of the Company, such officer would be entitled to receive the following in a lump sum payment:

•	Two times annual base salary;

•	Two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•

Twenty-four months of continued insurance benefit coverage (life, accident, health and dental) substantially similar to the coverage he or she had been receiving prior to any such termination, or the premium equivalent.

For purposes of these agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets. Within the meaning of these agreements, “good reason termination” generally refers to a material reduction or change by the Company to a named executive officer’s responsibilities, base compensation or place of business following a “change of control”. A material breach by the Company of an agreement between the named executive officer and the Company will also trigger a “good reason termination”. The named executive officer is responsible for providing notice to the Company of a “good reason termination” and the Company will have 30 days after the notice to remedy the cause of the “good reason termination”.

The agreements further provide that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” excise tax provisions of §§280G and 4999 of the Internal Revenue Code to ensure that after the payments for change of control, the executive is in the same economic position as if the payment were not subject to an excise tax. This additional payment would be equal to the sum of the excise tax on any “parachute payment” and the additional tax attributable to the receipt of the gross-up payment. While these existing agreements contain an excise tax provision under §§280G and 4999 of the Internal Revenue Code, no agreements executed after February 27, 2008 contain a provision for an excise tax gross-up.

In addition, under the terms and conditions of the named executive officers’ stock option and restricted stock unit agreements issued under the 2003 and 2012 Equity Incentive Plans, in the event of a change of control, all of their outstanding and unvested stock options and restricted stock units will fully accelerate and become fully exercisable.

If the employment of the named executive officers had been terminated without cause or any officer resigned for good reason on December 31, 2013 and within 18 months of a change of control, they would have received the following cash severance and incremental benefits (given retroactive effect to the changes made) based on the price per share as of December 31, 2013.

Potential Payments Upon Termination Following a Change of Control

Name	Cash Severance		Other Benefits				Total Value of Change- in-Control Related Benefits
	Base Salary (2X Current Base Salary)	Incentive Plan (2X Target)	Benefits Continuation	In-the- Money Value of Accelerated Stock Options	Value of Accelerated Restricted Stock Units	Excise Tax Gross-Up
Douglas A. Berthiaume	$1,548,074	$1,935,093	$37,845	—	—	—	$3,521,012
Arthur G. Caputo	$986,502	$1,085,152	$25,938	$4,346,270	$1,837,900	—	$8,281,762
John A. Ornell	$804,526	$804,526	$38,546	$2,280,120	$254,600	—	$4,182,318
Mark T. Beaudouin	$777,978	$583,484	$37,660	$1,931,330	$1,008,000	—	$4,338,452
Elizabeth B. Rae	$475,948	$237,974	$37,081	$1,528,840	$729,000	—	$3,008,843

The cash severance was calculated assuming the base salary and annual incentive plan target under the Management Incentive Plan for 2013, in effect on December 31, 2013. The benefit continuation payment is based on premium costs as of December 31, 2013.

DIRECTOR COMPENSATION

The table below summarizes the director compensation for the Company’s non-employee directors in the last fiscal year.

Director Compensation Fiscal Year 2013
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
(a)	(b)	(c)	(d)	(h)
Joshua Bekenstein	$70,000	$133,065	$96,760	$299,825
Michael J. Berendt, Ph.D.	$74,500	$133,065	$96,760	$304,325
Edward Conard	$73,000	$133,065	$96,760	$302,825
Laurie H. Glimcher	$67,000	$133,065	$96,760	$296,825
Christopher A. Kuebler	$88,000	$133,065	$96,760	$317,825
William J. Miller	$107,500	$133,065	$96,760	$337,325
JoAnn A. Reed	$76,000	$133,065	$96,760	$305,825
Thomas P. Salice	$133,000	$133,065	$96,760	$362,825

(c)	Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed were each granted 1,500 restricted stock awards on January 2, 2013, with a grant date fair value of $88.71 and a vesting date of January 2, 2014. The closing price of the common stock was $88.71 on January 2, 2013. On December 31, 2013, all Directors held 4,500 shares of unvested restricted stock.

(d)

Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed were each granted 4,000 non-qualified stock options on January 2, 2013, with an exercise price of $88.71 and a grant date fair value of $24.19. These non-qualified stock options vested in full on January 2, 2014. The closing price of the common stock on January 2, 2013 was $88.71 per share. The outstanding non-qualified stock options for Messrs. Bekenstein, Berendt, Conard, Kuebler, Miller and Salice, and Mss. Glimcher and Reed

on December 31, 2013, were 35,000, 39,000, 35,000, 31,000, 35,000, 35,000, 15,700 and 31,000 options, respectively. FASB ASC Topic 718 is the accounting standard used in determining the aggregate grant date fair value of the option awarded. The aggregate grant date fair value of the option awarded was determined using the Black Scholes option pricing model without regard to estimated forfeitures. The assumptions used to calculate this amount are disclosed in Footnote 11 Stock-Based Compensation in the Waters 2013 Annual Report for the fiscal year ended December 31, 2013.

Board compensation in 2013 remained the same as in 2012 and included a retainer of $55,000 for the year, paid quarterly, and $1,500 for each Board and committee meeting attended. The lead director received an additional annual retainer of $15,000 resulting in a total annual retainer of $70,000. The annual retainer for the Audit Committee chairman was $15,000. The chairmen of both the Nominating and Corporate Governance and Compensation Committees each received a $7,500 annual retainer. As is our consistent practice, equity compensation was granted to directors on the first business day of the fiscal year and each director received 4,000 non-qualified stock options and 1,500 shares of restricted stock on January 2, 2013. The exercise price of the stock option grant was equal to the closing price on the grant date.

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes an external consultant, Pearl Meyer & Partners, to provide advice on the structure of Director compensation. Pearl Meyer & Partners and the Compensation Committee utilize sources of data consistent with the executive compensation assessment which include the Industry Peer Group of 16 publicly traded companies described above in the Compensation Discussion and Analysis. There were no changes made to the annual Board retainer, the Committee Chairman retainers or the meeting fees for 2014. Consistent with prior practice, equity grants of 1,500 shares of restricted stock and 4,000 non-qualified stock options were made on the first business day of the year, January 2, 2014. The exercise price of the non-qualified stock option grant was equal to $99.22, the closing price on January 2, 2014. Based on the competitive assessment by Pearl Meyer & Partners and to align equity practices for the Board with that of the Peer Group, both the 2013 and 2014 restricted stock and non-qualified stock option grants to directors have a one year vesting provision. Additionally, the 2013 and 2014 restricted stock and stock option grant agreements provide for acceleration of any unvested restricted stock or stock options upon death of a Director.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee members of the Board with the opportunity to defer 100% of retainer, meeting and committee fees. Fees may be deferred in cash or invested in Waters common stock units. If a director elects to defer his or her fees in Waters common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred in cash are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. Messrs. Bekenstein and Conard elected to defer fees into Waters common stock units in 2013 and Ms. Glimcher elected to defer her fees into cash.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. William J. Miller, Chair	Mr. Joshua Bekenstein	Mr. Christopher A. Kuebler	Mr. Thomas P. Salice

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 21, 2014 by each person or entity known to the Company who owns beneficially five percent or more of the common stock, by each named executive officer and Director nominee and all executive officers and Director nominees as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)
5% Stockholders
Massachusetts Financial Services Company(2)	11,115,982	13.11%
BlackRock, Inc.(3)	5,686,920	6.71%
The Vanguard Group, Inc.(4)	5,574,388	6.58%
Generation Investment Management LLP(5)	4,484,052	5.29%
Executive Officers and Directors
Mark T. Beaudouin(6)(7)	26, 701	*
Douglas A. Berthiaume(6)(8)	3,264,697	3.84%
Arthur G. Caputo(6)	687,412	*
John Ornell(9)	12,563	*
Elizabeth Rae(6)(10)	61,897	*
Joshua Bekenstein(6)(11)	75,700	*
Dr. Michael J. Berendt(6)	45,200	*
Edward Conard(6)(11)	71,700	*
Dr. Laurie H. Glimcher(6)	17,500	*
Christopher A. Kuebler(6)	37,700	*
William J. Miller(6)(11)	45,700	*
JoAnn A. Reed(6)	37,700	*
Thomas P. Salice(6)(11)(12)	116,798	*
All Directors and Executive Officers as a group (14 persons)	4,602,181	5.36%

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)	Figures are based upon 84,763,662 of common stock outstanding as of March 21, 2014. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of March 21, 2014.

(2)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company (“MFS”) based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A indicates that MFS was the beneficial owner with sole dispositive power as to 11,115,982 shares, with sole voting power as to 8,687,523 shares and shared voting power as to none of the shares. The address of MFS is 111 Huntington Ave, Boston, MA 02199.

(3)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 5,686,920 shares and sole voting power as to 4,812,403 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 5,444,043 shares, shared dispositive power as to the 130,345 shares, sole voting power as to 140,945 shares and shared voting power as to none of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Generation Investment Management LLP based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A indicates that Generation Investment Management LLP was the beneficial owner with sole dispositive power as to 4,484,052 shares, sole voting power as to 3,028,707 shares and shared voting power as to 135,284 shares. The address of Generation Investment Management LLP is 20 Air Street, 7th Floor, London W1B 5AN, United Kingdom.

(6)	Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 21, 2014 as follows: Mr. Beaudouin 10,000, Mr. Berthiaume 150,000, Mr. Caputo 597,000, Ms. Rae 48,000, Mr. Bekenstein 30,200, Dr. Berendt 30,200, Mr. Conard 30,200, Dr. Glimcher 8,000, Mr. Kuebler 26,200, Mr. Miller 26,200, Ms. Reed 26,200 and Mr. Salice 30,200.

(7)	Includes 5,646 shares held in Mr. Beaudouin’s ESPP and 401(k) accounts.

(8)	Includes 69,000 shares held by Mr. Berthiaume’s wife, 794,562 shares held by a family limited partnership, 34,424 shares held in Mr. Berthiaume’s 401(k) Plan and 25,252 shares held in a family trust. Mr. Berthiaume disclaims beneficial ownership for the shares held by his wife, the shares held in a family trust and the shares held by a family limited partnership.

(9)	Includes 7,012 shares held in Mr. Ornell’s ESPP and 401(k) accounts.

(10)	Includes 5,708 shares held in Ms. Rae’s ESPP and 401(k) accounts.

(11)	Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

(12)	Includes 3,000 shares held in Mr. Salice’s Individual Retirement Account, 7,950 shares held by a charitable trust over which Mr. Salice shares voting and investment power with his spouse as trustees and 69,648 shares held by an LLC over which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and of the shares held by the LLC, except to the extent of his pecuniary interest in the LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Federal securities laws require the Company’s Directors, executive officers, and persons who own more than 10% of the common stock of Waters to file with the SEC, the New York Stock Exchange and the Secretary of the Company initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock.

To the Company’s knowledge, based solely on review of the copies of such reports and written representations furnished to the Company that no other reports were required, none of the Company’s executive officers, Directors and greater-than-ten-percent beneficial owners failed to file any such report on a timely basis during the fiscal year ended December 31, 2013.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the 2015 Annual Meeting of Stockholders anticipated to be scheduled on or about May 15, 2015, must be received by the Secretary of the Company at 34 Maple Street, Milford, Massachusetts 01757 in the following manner. Proposals that are submitted pursuant to Rule 14a-8 under the Exchange Act, and are to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, must be received by December 5, 2014. All other proposals must be received during the 60 to 90 day period preceding that meeting.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement or Notice is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders.

We will undertake to deliver promptly upon written or oral request a separate copy our Annual Report, the Proxy Statement or Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement or Notice, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 or call the Vice President of Investor Relations of Waters at (508) 482-2349.

EXHIBIT A

WATERS CORPORATION

MANAGEMENT INCENTIVE PLAN

1. Purpose

The purpose of this Plan is to (i) align the interests of eligible employees with the Company’s shareholders, (ii) motivate eligible employees to achieve annual financial and operating targets, (iii) provide increasing levels of incentive plan payout opportunity consistent with increasing levels of annual financial performance, (iv) enhance individual accountability for goal achievement and align employee interests and objectives worldwide, and (v) attract and retain key employees.

2. Definitions

As used in this Plan, the following terms shall have the following meanings:

2.1. Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

2.2. Award means a right to receive a cash incentive payment pursuant to the terms and conditions of the Plan.

2.3. Board means the Company’s Board of Directors.

2.4. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

2.5. Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 3 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.

2.6. Company means Waters Corporation, a corporation organized under the laws of the State of Delaware.

2.7. Covered Employee means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.8. Participant means an employee who is a holder of an Award under the Plan.

2.9. Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. Solely with respect to Awards to Covered Employees, the Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service. The Performance Criteria used to establish Performance Goals for Participants who are not Covered Employees shall not be so limited solely by reason of this Section.

2.10. Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, semi-annually, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for any Participant. Solely with respect to Awards to Covered Employees, and to the extent consistent with Section 162(m) of the Code (in the case of Qualified Performance-Based Awards), the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. With respect to Awards to Participants who are not Covered Employees, the Committee may exclude or otherwise take into account such other events that occur during a Performance Period as it deems appropriate in its sole discretion.

2.11. Performance Period means a period set by the Committee in accordance with Section 5.3(d) of the Plan over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to payment pursuant to an Award.

2.12. Plan means this Management Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.

2.13. Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

3. Administration

The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided, further, that with respect to Awards to Participants who are not Covered Employees, the Committee may delegate to an executive officer, officer or employee the authority to exercise any of the powers and responsibilities assigned to the Committee under the Plan including the authority to grant Awards to such Participants. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by employees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award granted pursuant hereto.

4. Eligibility for Awards

4.1. Eligibility. The Committee may from time to time and at any time prior to the termination of the Plan grant Awards to any employee of one or more of the Company and its Affiliates.

4.2. Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award, in order to be eligible to receive payment pursuant to an Award, a Participant must have remained in the continuous employ of the Company and its Affiliates through the end of the applicable Performance Period and until date on which the Award payment is paid, except as follows:

(a) In the event of a Participant’s termination of employment during the Performance Period due to death or disability the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.

(b) In the event of the retirement (as determined by the Committee) of a Participant who is not a Covered Employee during the Performance Period, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.

(c) In the event of the retirement (as determined by the Committee) during the Performance Period of a Participant who is a Covered Employee, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award so long as the Committee has determined that the applicable Performance Goal or Goals were achieved within the applicable Performance Period.

5. Terms of Awards

5.1. General Terms. A Participant’s eligibility for an Award shall be subject to all applicable terms and conditions of the Plan and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the payment to be made to the Participant pursuant to the terms of his or her Award. After the applicable Performance Period has ended, the Participant shall be entitled to payment pursuant to the terms of his or her Award, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved. This Plan and all Awards granted hereunder are subject to all applicable Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time including the Policy for Recoupment of Incentive Compensation effective March 3, 2010, (the “Recoupment Policy”), and any other policies intended to avoid or recover compensation payable or paid on a basis similar to the Recoupment Policy.

5.2. Payments. Payment pursuant to an Award which is subject to U.S. taxation shall be made in a single lump sum on or before the March 15th next following the close of the applicable Performance Period. Payment pursuant to an Award which is not subject to U.S. taxation shall be made in a single lump sum on or about the March 15th next following the close of the applicable Performance Period or as soon as practicable thereafter.

5.3. Qualified Performance-Based Awards.

(a) Purpose. The purpose of this Section 5.3 is to provide the Committee the ability (but not the obligation) to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 5.3 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based

Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 5.3 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

(b) Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

(c) Applicability. This Section 5.3 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards. The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 5.3.

(d) Discretion of Committee with Respect to Qualified Performance-Based Awards. Each Award intended to qualify as a Qualified Performance-Based Award shall be subject to satisfaction of one or more Performance Goals. The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate or any division or business unit, or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

(e) Payment of Qualified Performance-Based Awards. Except as otherwise provided in Section 4.2(a), a Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(f) Maximum Amount Payable. The maximum amount payable pursuant to Qualified Performance-Based Awards to any one Participant under the Plan for any Performance Period is $7,500,000.

(g) Limitation on Adjustments for Certain Events. Unless otherwise approved by the Committee, no adjustment of any Qualified Performance-Based Award pursuant to Section 6 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

6. Adjustment Provisions

6.1. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action including but not limited to a merger or consolidation of the Company with or into another entity, a sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, a liquidation or dissolution of the Company, a reorganization, a recapitalization, a reclassification, a stock dividend, a stock split, a reverse stock split, or other similar distribution, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. In addition, the Committee may make adjustments in the terms and conditions of, and the Performance Criteria included in Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

6.2. Related Matters. Any adjustment in Awards made pursuant to Section 6.1 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including Performance Goals and other financial objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 6.

7. No Special Service Rights

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment with the Company and its Affiliates.

8. Section 409A; Unfunded Status of Plan

This Plan is intended to be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). By participating in the Plan, each Participant acknowledges that he or she bears the entire risk of any adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Plan is deemed to be subject to Section 409A and that no representations have been made to Participant relating to the tax treatment of any payment pursuant to this Plan under Section 409A of the Code and the corresponding provisions of any applicable State income tax laws.

The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

9. Termination and Amendment of the Plan

9.1. Termination or Amendment of the Plan. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.

9.2. Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.

9.3. Limitations on Amendments, Etc. Except as otherwise provided herein, no amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.

10. Notices and Other Communications

Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participant, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

11. Governing Law

The Plan and all Awards and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

ANNUAL MEETING OF WATERS CORPORATION

Date:	Thursday, May 15, 2014
Time:	11:00 A.M. (Eastern Time)
Place:	34 Maple Street, Milford, Massachusetts 01757

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4.

1:	To elect directors for the ensuing year and until their successors are elected.

01 Joshua Bekenstein	06 Christopher A. Kuebler
02 Michael J. Berendt, Ph.D.	07 William J. Miller
03 Douglas A. Berthiaume	08 JoAnn A. Reed
04 Edward Conard	09 Thomas P. Salice
05 Laurie H. Glimcher, M.D.

Vote For	Withhold Vote From	Vote For
All Nominees	All Nominees	All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014.	☐	☐	☐
		For	Against	Abstain
3:	To approve, by non-binding vote, executive compensation.	☐	☐	☐
		For	Against	Abstain
4:	To approve the Company’s Management Incentive Plan.	☐	☐	☐
5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.
	To attend the meeting and vote your shares in person, please mark this box.		☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Waters Corporation

to be held on Thursday, May 15, 2014

for Holders as of March 21, 2014

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:
		Call	TELEPHONE 866-307-0858

Go To www.proxypush.com/wat • Cast your vote online. • Have your Proxy Card/Voting Instructions Form ready. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Douglas A. Berthiaume and Mark T. Beaudouin, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.

All votes must be received by 5:00 P.M., Eastern Time, May 14, 2014.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 12, 2014.

PROXY TABULATOR FOR WATERS CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT # OFFICE #